SCHEDULE 14A INFORMATION
                 PROXY STATEMENT PURSUANT TO SECTION 14(A)
            OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

  Filed by the Registrant {X}

  Filed by a Party other than the Registrant {_}

  Check the appropriate box:
  {_}  Preliminary Proxy Statement (Revocation of Consent Statement)
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       6(e)(2))
  {_} Definitive Proxy Statement (Revocation of Consent Statement) {X} Definitive Additional Materials
  {_}  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       ENVIRODYNE INDUSTRIES, INC.
                 -----------------------------------------
             (Name of Registrant as Specified in Its Charter)

                 -----------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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       filing fee is calculated and state how it was determined):  _____
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       ________________________________________________________

  (4)  Date Filed:
       __________________________________________________________





                                                             April 30, 1997


Dear Fellow Stockholder:

        I wanted to remind you that the Company's Annual Meeting is set to take place on May 16, 1997 and to encourage you to sign and return the enclosed WHITE proxy card even if you have already done so.
Additionally, I wanted to acquaint you with Malcolm Glazer's history of taking control of companies and then engaging in self-serving transactions at the expense of other stockholders.

        Zapata Corporation may soon be sending you proxy materials along with a blue proxy card. Zapata is looking to take control of Envirodyne. We urge you not to sign or return any blue proxy card.

        Zapata is led by Malcolm Glazer, its Chairman and largest stockholder, who wants control of Envirodyne without paying a fair control premium to all our stockholders. The more you know about Mr. Glazer, the clearer it becomes that Mr. Glazer wants what is best for Mr. Glazer and that he has often used company-related transactions for his personal gain.

        Zapata has also indicated that it intends to introduce a proposal to eliminate the Company's Stockholder Rights Plan at the Annual Meeting. This is simply another tactic by Zapata to make it easier to acquire control of the Company without paying a fair price to all stockholders. We urge you to vote AGAINST Zapata's proposal. Enclosed is a supplement to our Proxy Statement describing in more detail the Zapata proposal and the reasons we oppose it.

                        Malcolm Glazer's Approach

        We believe that Mr. Glazer's activities follow a pattern of acquiring control of companies without actually buying the company and then using that control for his personal gain.

        At Zapata, Mr. Glazer and his son, Avram gained two seats on the board in July 1993. By the following July 1994 Malcolm Glazer had been named Chairman of Zapata's board, and in August of 1994, he was elected president and CEO. His son, Avram succeeded him as president and CEO in March 1995.

           Transactions Involving Glazer-Controlled Companies

        Since early 1995 a series of questionable transactions between Zapata and companies in which Glazer has an interest has prompted lawsuits by stockholders and a former Zapata director.

        Glazer-Controlled Zapata Pays $18.8 Million For Glazer's
                           Envirodyne Shares

        According to an October 7, 1996 Business Week article entitled "Is Zapata the Glazers' Toy?", Mr. Glazer made a deal to sell his holdings in Envirodyne to an investment banking firm, but the deal collapsed in February 1995. Soon after, according to the article, Mr. Glazer found another buyer for his shares -- Zapata. In August 1995, Zapata paid the $18.8 million to a Glazer-controlled trust for such shares. The payment was in the form of a promissory note bearing interest at the prime rate and maturing in August 1997; Zapata has since prepaid the promissory note.

        This transaction has enabled Mr. Glazer to get cash for his Envirodyne shares and still retain control over them through his control of Zapata.

        Glazer-Controlled Houlihan's Pays $10 Million to Advertise In
                               Tampa Stadium

        In October 1995, Houlihan's Restaurant Group, Inc. (a Glazer-controlled restaurant operator) agreed to pay $10 million for the right to advertise its name in Tampa Stadium, where the Glazer-owned Tampa Bay Buccaneers play. However, Houlihan's has only two restaurants in Florida -- neither of which is in Tampa! According to a December 1995 article in the St. Petersburg Times, the money will be paid to a partnership run by Glazer and his sons.

              A Zapata Director Sues the Glazers and Zapata

        In November 1995, Peter Holt resigned from the Zapata board in a disagreement over Zapata's strategy to depart from energy services and enter into the food service business. In his resignation letter, Mr. Holt said: "The entry into food services...was predicated not upon the identification of a more attractive industry segment than energy services, but upon the make-up of Mr. Glazer's investment portfolio, apparently the only source of candidates which are regarded, by those responsible for the new strategy, as suitable acquisitions by Zapata." Mr. Holt subsequently sued Zapata, Malcolm Glazer and Avram Glazer.

        Zapata Attempts to Purchase Glazer-Controlled Houlihan's
                          for $80 Million

        In June 1996, Zapata and Houlihan's entered into a merger agreement that called for Zapata to purchase Houlihan's for $80 million
- a 30% premium over the pre-deal share price. Mr. Glazer, a 73% owner of Houlihan's, stood to make $58.6 million on this transaction. Stockholders of Zapata sued to block the purchase. The Court enjoined the merger and as a result, Zapata abandoned the acquisition in October 1996.

                    Zapata Attempts A Share Buy-Back

        Then last December, Zapata announced plans to buy back up to 50% of its outstanding stock at $4.50 per share. Mr. Glazer announced that he planned to tender approximately one-third of his position, which would have resulted in his receiving up to $13.5 million. In addition, the buyback would have increased Mr. Glazer's proportional holdings in Zapata. A lawsuit was filed by a stockholder in January 1997 to block the buy-back.

        In February 1997, Michael Heisley offered to buy the Zapata shares at a higher price that would benefit all stockholders. The Glazer-controlled Zapata board rejected the offer and withdrew its buy-back offer. We can only surmise that Mr. Glazer wanted both his money and the ability to continue to control Zapata through his tightly-controlled Zapata board.

        These transactions illustrate the way Mr. Glazer operates - solely for his benefit. Your Board of Directors and I would like to point out to Mr. Glazer that we have a fiduciary responsibility to represent the interests of all stockholders, not just Mr. Glazer and his interests.

                                ---------

              The Real Reasons Mr. Glazer Wants Envirodyne

        Mr. Glazer knows a good thing when he sees it. Envirodyne's cash flow continues to grow, debt is being paid down as scheduled and Viskase Corporation, a wholly owned subsidiary of the Company, was recently awarded $102 million in damages in a patent infringement suit! Your board is surprised by Mr. Glazer's recent actions because he has clearly stated that he is in full agreement with the direction management is taking the Company. He has never proposed a different strategic goal or direction.

  Don't Let Envirodyne Fall Under the Control of Zapata and Mr. Glazer

        Your vote is necessary to ensure that Envirodyne remains an independent company and does not fall under the control of Zapata and Mr. Glazer. If Mr. Glazer wants control of Envirodyne, he should make a bona fide offer that is fair to all stockholders.

        We urge you to sign, date and return the enclosed WHITE Envirodyne proxy card. Your Board of Directors recommends that you vote FOR the five Envirodyne nominees and AGAINST Zapata's proposal to eliminate the Stockholder Rights Plan. We urge you not to sign any blue proxy cards. If you already have signed a blue proxy card, you may revoke that proxy card by signing, dating and returning the enclosed WHITE proxy card.

                                 Very truly yours,



                                 F. Edward Gustafson
                                 Chairman of the Board, President
                                 and Chief Executive Officer


                                Important

1. Regardless of how many shares you own, your vote is very important. Please sign, date and mail the enclosed WHITE proxy card. Please vote each WHITE proxy card you receive since each account in which you own shares must be voted separately. Only your latest dated proxy card counts.

2.      We urge you not to return any blue proxy card sent to you by Zapata.

3. If your shares are held in the name of a bank, broker or other nominee, please direct the party responsible for your account to vote the WHITE proxy card as recommended by the Board of Directors. If you have any questions on how to vote your shares, please contact Envirodyne at (630) 575-2400 or call our proxy solicitor MORROW & CO. at (800) 662-5200.




                         ENVIRODYNE INDUSTRIES, INC.
                                  SUITE 190
                               701 HARGER ROAD
                          OAK BROOK, ILLINOIS  60521

                                 ____________
                          PROXY STATEMENT SUPPLEMENT
                             DATED APRIL 30, 1997
                                 ____________

                ANNUAL MEETING OF STOCKHOLDERS:  MAY 16, 1997

                    This Proxy Statement Supplement (the "Supple-ment") is furnished by the Board of Directors of Envirodyne Industries, Inc. ("Envirodyne" or the "Compa-ny"), in connection with the Company's solicitation of proxies for use at the Company's Annual Meeting of Stock-holders and any adjournments or postponements thereof (the "Annual Meeting"). The Annual Meeting will be held on Friday, May 16, 1997. This Supplement amends and supplements, and should be read in conjunction with, the Proxy Statement of the Company, dated April 18, 1997 (the "Envirodyne Proxy Statement"). Capitalized terms used herein but not otherwise defined herein will have the respective meanings assigned to them in the Envirodyne Proxy Statement.

                          NOMINATIONS AND PROPOSAL
                       SUBMITTED BY ZAPATA CORPORATION

                    As set forth in the Envirodyne Proxy Statement under the caption "OTHER MATTERS," Zapata Corporation ("Zapata") has informed the Company that Zapata will appear at the Annual Meeting to nominate three individu-als for election as directors and to present a proposal (the "Zapata Proposal") for a vote of the Company's stockholders. A description of Zapata's nominees is included as Appendix A. Zapata has commenced the solici-tation of proxies from Envirodyne stockholders to obtain votes for the three director nominees and the Zapata Proposal. The Zapata Proposal, which is identified below as Proposal No. 3, also appears on the enclosed revised WHITE proxy card.

                    As described more fully below, the Board of Directors believes that both Zapata's nomination of director candidates and the Zapata Proposal are designed to provide Zapata with the ability to gain complete control of the Company, to expose stockholders to poten-tially coercive and abusive takeover tactics, and to prevent the Board from negotiating on behalf of all stockholders with Zapata or others over any offer to acquire the Company.

          THE BOARD OF DIRECTORS BELIEVES IT IS IN THE BEST INTER-ESTS OF THE COMPANY AND ITS STOCKHOLDERS TO REJECT BOTH THE ZAPATA NOMINEES AND THE ZAPATA PROPOSAL. THE BOARD RECOMMENDS A VOTE AGAINST BOTH THE ZAPATA NOMINEES AND PROPOSAL NO. 3 ON THE ENCLOSED REVISED WHITE PROXY CARD, AND A VOTE FOR THE COMPANY'S NOMINEES.

          IF YOU RETURNED OR RETURN THE WHITE PROXY CARD OR ANY VOTING INSTRUCTION CARD PREVIOUSLY FURNISHED WITH THE ENVIRODYNE PROXY STATEMENT WHICH DID NOT INCLUDE THE ZAPATA PROPOSAL (PROPOSAL NO. 3), THE PROXY HOLDERS WILL EXERCISE THEIR DISCRETIONARY AUTHORITY TO VOTE AGAINST THE ZAPATA PROPOSAL. IF YOU WISH TO SPECIFY THE MANNER IN WHICH YOUR SHARES ARE TO BE VOTED ON THE ZAPATA PRO-POSAL, YOU SHOULD MARK, SIGN, DATE AND RETURN THE REVISED WHITE PROXY CARD OR VOTING INSTRUCTION CARD ACCOMPANYING THIS SUPPLEMENT. RETURN OF A LATER DATED PROXY CARD OR VOTING INSTRUCTION CARD WILL REVOKE ANY PREVIOUS PROXY CARD OR VOTING INSTRUCTION CARD YOU MAY HAVE RETURNED.

                    Zapata, whose address is 1717 St. James Place, Houston, Texas 77056, has indicated that it owns
          5,877,304 shares of the Company's Common Stock.

                                PROPOSAL NO. 3

                    Zapata has submitted the following proposal:

               RESOLVED, that the Board of Directors of the Company should (i) take appropriate action to redeem as soon as practicable the Rights issued under the Rights Agreement, dated June 26, 1996, between the Company and Harris Trust & Savings Bank (the "Rights Agreement") or other-wise terminate the Rights Agreement, and (ii) not implement any other stockholder rights plan without a binding vote by the Company's stock-holders.

                         BOARD OF DIRECTORS' RESPONSE

          YOUR BOARD OF DIRECTORS STRONGLY URGES STOCKHOLDERS TO
          VOTE AGAINST THE ZAPATA PROPOSAL ON THE ENCLOSED, REVISED WHITE PROXY CARD. PLEASE MARK, SIGN, DATE AND MAIL THE
          ENCLOSED REVISED WHITE PROXY CARD TODAY.

                    As stated above, the Board of Directors be-lieves that the Zapata Proposal is ill-advised and against the best interests of Envirodyne stockholders. The Company adopted the Rights Agreement in response to its concern that Zapata or another person or group could acquire control, in the open market or otherwise, of the Company without paying an appropriate premium for control and without offering a fair and adequate price to all stockholders. The Rights Agreement also prevents a person or group from accumulating shares in the Company in the market or in negotiated transactions with a view to profiting by putting the Company "in play" at a time when such action is not in the best interests of stock-holders and could seriously disrupt and be detrimental to the Company and its business.

                    The Rights Agreement encourages third parties, including Zapata, interested in acquiring the Company to negotiate with the Board. The Rights Agreement is not intended to deter an offer to acquire the Company at a price and on terms that would be in the best interests of all stockholders.

                    Currently, Zapata owns approximately 40% of the outstanding Common Stock of the Company. Rights issued under the Rights Agreement (other than those held by Zapata) would become exercisable at a discount if Zapata and its affiliates increase their holdings to 41% or more of the outstanding Common Stock. The Board believes that Zapata wants to eliminate the Rights Agreement because it prevents Zapata from acquiring majority control of Envirodyne without paying a fair price to all stockhold-ers. The management of Envirodyne has told Zapata that it would willingly consider an offer to buy the Company, so long as all stockholders received an appropriate premium for their shares. Zapata has not indicated any interest in even discussing such a transaction.

                    Accordingly, the Board of Directors believes that eliminating the Company's Rights Agreement would potentially deny stockholders a fair premium for the transfer of control of the Company, expose stockholders to coercive and abusive takeover tactics and limit the ability of the Board to negotiate on behalf of all stock-holders with Zapata or others with respect to any possi-ble acquisition proposal that may arise.

                   RECOMMENDATION OF THE BOARD OF DIRECTORS

                    The Board of Directors recommends a vote
          AGAINST the Zapata Proposal set forth above as Proposal
          No. 3.

                    The Envirodyne Proxy Statement is modified as set forth herein.

                              By order of the Board of Directors,

                              Stephen M. Schuster
                              Vice President, General Counsel and Secretary April 30, 1997

                    IF YOU HAVE ANY QUESTIONS OR REQUIRE ASSISTANCE IN VOTING YOUR SHARES OF ENVIRODYNE COMMON STOCK, PLEASE
          CONTACT:

                                 MORROW & CO.
                               909 THIRD AVENUE
                                  20TH FLOOR
                              NEW YORK, NEW YORK
                          TOLL FREE: (800) 662-5200



                                  APPENDIX A

                         ZAPATA NOMINEES FOR DIRECTOR

                    Below is a description of Zapata's three nomi-nees for election as directors of the Company. This information has been provided to the Company by Zapata.

                    Malcolm I. Glazer, age 68, is a self-employed private investor, whose diversified portfolio consists of investments in television broadcasting, restaurants, restaurant equipment, food services equipment, health care, banking, real estate, stocks, government securities and corporate bonds. He is also the owner of the Tampa Bay Buccaneers, a National Football League franchise.
          Mr. Glazer has been President and Chief Executive Officer of First Allied Corporation ("First Allied"), an invest-ment company, since 1984. He has served as a director of Zapata since July 1993, has been the Chairman of the Board of Directors of Zapata since July 1994 and served as President and Chief Executive Officer of Zapata from August 1994 until March 1995. He currently serves as the Chairman of the Board of Houlihan's Restaurant Group, Inc., a restaurant holding company ("Houlihan's"), and a director of Specialty Equipment Companies, Inc., a food services equipment manufacturer ("Specialty"). Mr. Glazer has served as a director of the Company since May 1995 and has not been renominated by the Board. Malcolm
          I. Glazer is the father of Avram A. Glazer. His business address is 1482 South Ocean Boulevard, Palm Beach, Flori-da 33480.

                    Avram A. Glazer, age 36, is Malcolm I. Glazer's son. Mr. Glazer has served as the President and Chief Executive Officer of Zapata since March 1995. Prior to that time, Mr. Glazer was employed by, and worked on behalf of, Malcolm I. Glazer and a number of entities owned and controlled by Malcolm I. Glazer, including Florida Management Office, TV Management Office, Farmington Mobile Home Park, Inc., Century Development Corporation d/b/a KGNS Laredo and Canandaigua Mobile Park. Mr. Glazer has served as Vice President of First Allied since 1985. He has served as a director of Zapata since July 1993, and also is a director of Houlihan's and Specialty. Mr. Glazer has served as a director of the Company since May 1995, and a member of the Audit Commit-tee of the Board of Directors of the Company since Janu-ary 1997 and has not been renominated by the Board. His business address is 18 Stoney Clover Lane, Pittsford, New York 14534.

                    Robert V. Leffler, Jr., age 51, has served as owner of the Leffler Agency, an advertising and market-ing/public relations firm based in Baltimore, Maryland that specializes in sports, rental real estate and medi-cal areas, for more than the past five years. The Leffler Agency's clients include the Tampa Bay Bucca-neers, which Malcolm Glazer owns. Mr. Leffler has served as a director of Zapata since May 1995. His business address is 2607 North Charles St., Baltimore, Maryland 21218.